THIRD AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of August 17, 2016, to the Fund Accounting Servicing Agreement, dated as of April 26, 2006, as amended August 10, 2010 and September 12, 2011 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust, (the “Trust”) on behalf of the SNOW CAPITAL FUNDS (the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Snow Capital Dividend Plus Fund and the Snow Capital Focused Value Fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK NATIONAL ASSOCIATION
By: /s/ John P. Buckel	By: /s/ Michael R. McVoy
Printed Name: John P. Buckel	Printed Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Snow

Amended Exhibit A
to the
Fund Accounting Servicing Agreement

Fund Names

Separate Series of Trust for Professional Managers

Name of Series
Snow Capital Opportunity Fund
Snow Capital Small Cap Value Fund
Snow Capital Dividend Plus Fund
Snow Capital Focused Value Fund

Snow

Amended Exhibit B to the
Fund Accounting Servicing Agreement – Trust for Professional Managers

Multiple Series Trust FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE effective October 1, 2016 thru September 30, 2021

Annual Fee Based Upon Average Net Assets Per Fund*
        ____ basis points on the first $____
        ____ basis points on the next $____
        ____ basis points on the balance
Minimum annual fee:  $____ per fund
▪ Additional fee of $____ for each additional class (waived for three years for Dividend Plus Fund and the Focused Value Fund.)
▪ Additional fee of $____ per manager/sub-advisor per fund

Minimum Fee per fund for to the Dividend Plus Fund and the Focused Value Fund subject to exceptions as listed:
Year 1 = ____% waiver of minimum fee
Year 2 = ____% waiver of minimum fee
Year 3 = ____% waiver of minimum fee
Years 4 and 5 = no minimum waiver
If any fund’s assets under management exceed $____, the waiver for Years 1 and 2 would be ____% of minimum fee.  If any fund’s assets under management exceed $____, there would be no fee waiver for any year.

Services Included in Annual Fee Per Fund
▪ Daily Performance Reporting
▪ Advisor Information Source Web Portal
▪ USBFS Legal Administration (e.g., registration statement update)

CCO Annual Fees (Per Advisor Relationship/Fund)*
▪ $____ /fund (subject to change based on Board review and approval)
▪ $____ /sub-advisor per fund

Miscellaneous Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

* CPI rates for the Snow Capital Small Cap Value Fund and the Snow Capital Opportunity Fund in effect as of 10/1/16 will remain in effect and not increase for the life of the contract if the contract term is five years.  Also, if the contract term is five years, CPI will not apply at all to the Dividend Plus Fund or the Focused Value Fund.
Fees are billed monthly.

Snow

Amended Exhibit B (continued) to the
Fund Accounting Servicing Agreement – Trust for Professional Managers

FUND ACCOUNTING SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE effective October 1, 2016 thru September 30, 2021

Pricing Services
▪ $____ Domestic and Canadian Equities/Options
▪ $____ Corp/Gov/Agency Bonds/International Equities/Futures/Currency Rates
▪ $____ CMOs/Municipal Bonds/Money Market Instruments/International Bonds
▪ $____ - Bank Loans
▪ $____ - Credit Default Swaps/Swaptions
▪ $____ - Basic Interest Rate Swaps
▪ $____ /Fund per Month - Mutual Fund Pricing
▪ $____ /Foreign Equity Security per Month for Corporate Action Service
▪ $____ /Domestic Equity Security per Month for Corporate Action Service
▪ $____ /Month Manual Security Pricing (>10/day)

Factor Services (BondBuyer)
▪ $____ /CMO/Month
▪ $____ /Mortgage Backed/Month
▪ $____ /Month Minimum/Fund Group

Fair Value Services (Interactive Data)
▪ $____ on the First 100 Securities/Day
▪ $____ on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service and are subject to change.  Use of alternative sources may result in additional fees.

Advisor’s signature below acknowledges approval of the fee schedules on this Amended Exhibit B

SNOW CAPITAL MANAGEMENT, L.P.

By:	/s/ Carl Vuono

Printed Name and Title:	Carl Vuono, COO

Date: 10/11/2016

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